SCHEDULE 14A INFORMATION

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ROBERT HALF INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Thursday, May 3, 2007

9:00 A.M.

To the Stockholders:

The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the “Company”) will be held at 9:00 a.m. on Thursday, May 3, 2007 at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

1. To elect seven directors.

2. To ratify the appointment of PricewaterhouseCoopers LLP as auditors for 2007.

3. To vote on a stockholder proposal regarding sexual orientation and gender identity, if such proposal is presented by the stockholder at the meeting.

4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 9, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

March 23, 2007

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

ROBERT HALF INTERNATIONAL INC.

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company’s stockholders is March 23, 2007. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held at 9:00 a.m. on Thursday, May 3, 2007, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 9, 2007 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 9, 2007 the Company had outstanding and entitled to vote 168,114,122 shares of its common stock, $.001 par value (“Common Stock”).

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

NOMINATION AND ELECTION OF DIRECTORS

The By-Laws of the Company provide for a Board of Directors consisting of not fewer than six nor more than eleven directors. The size of the Board of Directors is presently set at seven and there are no vacancies. All of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected.

Proxies cannot be voted for more than seven persons. Directors are elected by a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Meeting. Proxies solicited by the Board will be voted “FOR” the election of the nominees named below unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

Directors

The following table lists the name of each nominee for election as director (each of whom is a current member of the Board of Directors), his age on the mailing date of this proxy statement and the period during which he has served as a director.

Name	Age	Director Since
Andrew S. Berwick, Jr.	73	1981
Frederick P. Furth	72	1983
Edward W. Gibbons	71	1988
Harold M. Messmer, Jr.	61	1982
Thomas J. Ryan	82	1987
J. Stephen Schaub	66	1989
M. Keith Waddell	49	1999

Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

Mr. Furth has been senior partner of Furth Lehmann & Grant LLP, a law firm, for more than the past five years. He is the Proprietor of Chalk Hill Estate Winery, LLC and Chalk Hill Estate Vineyards, LLC and Chairman of the Board of the Furth Foundation.

Mr. Gibbons is owner and president of Gibbons & Co., Inc., a private merchant banking firm.

Mr. Messmer has been Chairman of the Board since 1988 and Chief Executive Officer since 1987. From 1985 through February 2004 he served as President. Mr. Messmer is a director of Health Care Property Investors, Inc.

Mr. Ryan has been Chairman of the Board of Directors and Chief Executive Officer of ISU International, a franchisor of independent insurance agents, since 1979.

Mr. Schaub has been President and owner of J.S. Schaub & Co., Inc., a firm engaged in investments and financial consulting, for more than the past five years.

Mr. Waddell has been Vice Chairman of the Board since 1999, President since February 2004 and Chief Financial Officer since 1988. He served as Vice President from 1986, when he joined the Company, until 1993, Treasurer from 1987 until February 2004 and Senior Vice President from 1993 until 1999.

Executive Officers

The following table lists the name of each current executive officer of the Company, his age on the mailing date of this proxy statement, and his current positions and offices with the Company:

Name	Age	Office
Harold M. Messmer, Jr.	61	Chairman of the Board and Chief Executive Officer
M. Keith Waddell	49	Vice Chairman of the Board, President and Chief Financial Officer
Paul F. Gentzkow	51	President and Chief Operating Officer-Staffing Services
Robert W. Glass	48	Executive Vice President, Corporate Development
Michael C. Buckley	40	Executive Vice President, Chief Administrative Officer and Treasurer
Steven Karel	57	Senior Vice President, Secretary and General Counsel

Mr. Gentzkow has been President and Chief Operating Officer-Staffing Services since February 2004. From 2000 until February 2004, he served as Executive Vice President, Operations. For more than five years prior to his election as an executive officer, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since February 2004. From 1993 until February 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993 he served as Vice President.

Mr. Buckley has been Treasurer since 2004 and Executive Vice President and Chief Administrative Officer since February 2007. He was Vice President from 2001 through February 2007 and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.

Mr. Karel has been General Counsel of the Company since 1989 and Secretary since 1993. He has been Senior Vice President since February 2007 and from 1989 through then was Vice President.

The executive officers of the Company are also officers of the Company’s wholly owned subsidiaries.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments on Termination or Change in Control” below.

There are no family relationships between any of the directors or executive officers.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of February 28, 2007, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before April 30, 2007 (“Exercisable Options”). All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	29,407,556	(a)	17.4%
FMR Corp. 82 Devonshire Street Boston, MA 02109	21,437,270	(b)	12.7%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	15,910,000	(c)	9.4%
Andrew S. Berwick, Jr.	691,124	(d)	0.4%
Frederick P. Furth	4,702,100	(e)	2.8%
Edward W. Gibbons	783,145	(f)	0.5%
Harold M. Messmer, Jr.	4,826,845	(g)	2.8%
Thomas J. Ryan	294,836	(h)	0.2%
J. Stephen Schaub	2,792,669	(i)	1.7%
M. Keith Waddell	3,004,268	(j)	1.8%
Paul F. Gentzkow	2,048,696	(k)	1.2%
Robert W. Glass	719,804	(l)	0.4%
Michael C. Buckley	196,117	(m)	0.1%
Steven Karel	322,850	(n)	0.2%
All executive officers and directors as a group (11 persons)	20,382,454		11.6%

(a)	Information is as of December 31, 2006, the latest date for which information is available to the Company. According to a Schedule 13G filed by Barclays Global Investors, N.A., the shares are held by Barclays Global Investors, N.A. and the following affiliated entities: Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited, all of which hold such shares either in their capacities as banks or investment advisors. According to the Schedule 13G sole voting power is held with respect to 26,306,510 of such shares and sole dispositive power is held with respect to all of such shares.

(b)	Information is as of December 31, 2006, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and members of his family, collectively own 49% of the voting power of FMR Corp. and may constitute a controlling group with respect to FMR Corp. The shares are held directly by the following entities controlled by FMR Corp.: Fidelity Management & Research Company, Fidelity Management Trust Company, Strategic Advisers, Inc., Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company, all of which own such shares in their capacities as investment advisers, investment companies or investment managers. According to the Schedule 13G, Edward C. Johnson 3d and FMR Corp. each has sole dispositive power with respect to the 21,437,270 shares and sole voting power with respect to 604,500 shares. Neither Edward C. Johnson nor FMR Corp. has the sole power to vote or direct the voting of shares held by the Fidelity Funds, which power resides with the board of trustees of the Fidelity Funds.

(c)	Information is as of December 31, 2006, the latest date for which information is available to the Company. According to a Schedule 13G filed by Capital Research and Management Company, which identified itself as an investment advisor and investment company in the Schedule 13G, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 8,300,000 of such shares.

(d)	Includes 153,000 shares that may be acquired upon the exercise of Exercisable Options, 66,000 shares which are pledged and as to which Mr. Berwick has voting power but not dispositive power and 3,700 shares acquired pursuant to Company benefit plans, as to which shares Mr. Berwick has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(e)	Includes 3,982,600 shares which are pledged and as to which Mr. Furth has voting power but not dispositive power, 179,800 shares owned by the Furth Family Foundation, a charitable foundation of which Mr. Furth is a director, as to which shares Mr. Furth has shared voting and dispositive powers, 153,000 shares that may be acquired upon the exercise of Exercisable Options and 3,700 shares acquired pursuant to Company benefit plans, as to which shares Mr. Furth has sole voting power but as to which disposition is restricted pursuant to the terms of such plans. Also includes 9,000 shares owned by Mr. Furth’s wife, as to which shares he has sole voting and dispositive power.

(f)	Includes 650,445 shares which are pledged and as to which Mr. Gibbons has voting power but not dispositive power and 129,000 shares that may be acquired upon the exercise of Exercisable Options and 3,700 shares acquired pursuant to Company benefit plans, as to which shares Mr. Gibbons has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(g)	Includes 2,983,114 shares that may be acquired upon the exercise of Exercisable Options, 551,893 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 1,284,230 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(h)	Includes 129,000 shares that may be acquired upon the exercise of Exercisable Options and 3,700 shares acquired pursuant to Company benefit plans, as to which shares Mr. Ryan has sole voting power but as to which disposition is restricted pursuant to the terms of such plans. Also includes 8,500 shares held by the Ryan Family Foundation, as to which shares Mr. Ryan shares voting and dispositive power but in which he has no pecuniary interest.

(i)	Includes 129,000 shares that may be acquired upon the exercise of Exercisable Options, 40,000 shares as to which Mr. Schaub shares voting and dispositive power with his wife, 100,000 shares held by the Sunrise Investment Partners II, LP, of which Mr. Schaub is general partner and a limited partner, 38,000 shares held by The Schaub Foundation, as to which shares Mr. Schaub shares voting and dispositive power but in which he has no pecuniary interest and 1,704 shares owned by Mr. Schaub’s wife and 3,700 shares acquired pursuant to Company benefit plans, as to which shares Mr. Schaub has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(j)	Includes 1,710,908 shares that may be acquired upon the exercise of Exercisable Options, 345,310 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 948,050 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(k)	Includes 1,422,110 shares that may be acquired upon the exercise of Exercisable Options, 253,750 shares that were acquired pursuant to company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 372,836 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(l)	Includes 371,622 shares that may be acquired upon the exercise of Exercisable Options, 77,001 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 266,201 shares as to which Mr. Glass shares voting and dispositive power with his wife and 1,500 shares held by Mr. Glass’s minor children.

(m)	Includes 117,395 shares that may be acquired upon the exercise of Exercisable Options, 56,125 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which shares disposition is restricted pursuant to the terms of such plans and 22,597 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

(n)	Includes 35,901 shares that may be acquired upon the exercise of Exercisable Options, 72,751 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 214,198 shares as to which Mr. Karel shares voting and dispositive power with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company’s compensation program achieves this result.

The Committee believes that the Company has an outstanding management team which has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for two decades: all of the top five executive officers (Messrs. Messmer, Waddell, Gentzkow, Glass & Karel), have been with the Company since the 1980s. Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor to the Company, in 1986 and has been responsible for recruiting the management team with which he has directed the growth of the Company ever since that time. This includes the formation of Protiviti, which in fewer than five years has grown from $18 million revenue in its first full quarter of operation to more than $500 million of annual revenues in 2006. The annual revenues of Robert Half Incorporated at the time of its purchase in 1986 were approximately $7 million. In fiscal 2006, the Company’s revenues were over $4 billion. The total market capitalization of the Company has increased from approximately $78 million on December 31, 1986, to approximately $6.2 billion on December 31, 2006. At December 31, 2006, the Company had the largest market capitalization of any U.S. staffing company.

In the opinion of the Compensation Committee, the Company is fortunate to have an outstanding management team that possesses not only considerable management talent, but also great entrepreneurial vision as demonstrated by a series of highly successful new divisions added to the Company’s business in the last 15 years, including the aforementioned Protiviti subsidiary. The Committee’s view is that, as a personal services business, it is in the Company’s long term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving outstanding results and, indeed, makes bonuses subject to achievement of goals the Committee sets and, further, makes annual grants of equity incentives subject to partial or total forfeiture subject to achievement of goals set by the Committee. The Compensation Committee’s policy to provide the opportunity for top level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected by the superior results that management has achieved for the Company. Indeed, 2006 was one of the most successful years in the Company’s history, as indicated by the following:

1.	Revenues for 2006 were a record $4 billion, an increase of 21% over 2005.

2.	Earnings per share for 2006 were a record $1.65, as compared with $1.36 for 2005.

3.	Revenues and earnings per share for 2006 were more than double their levels just three years earlier and were more than four times their levels from a decade before.

4.	The Company continued to generate strong cash flow from operations and ended the year with $447 million in cash and cash equivalents.

5.	Protiviti, the Company’s internal audit and risk consulting unit launched in May 2002, continued to build its international office footprint and to broaden its total revenue base in 2006, and finished the year with revenues of $543 million, an increase of 13% over 2005.

Each component of compensation is determined by the Compensation Committee. It should be noted that the Company’s five outside directors (including the three members of the Compensation Committee) have also been with the Company since the 1980s. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year and (c) such other information it deems appropriate. After such review, it makes its ultimate determinations based upon its evaluation of such information and its long term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Committee.

As part of its effort to emphasize performance based compensation, the Compensation Committee has set base salaries at levels it considers modest and which, in the case of Messrs. Messmer and Waddell, have been at their current levels since 1998. The Committee instead heavily weights remuneration toward performance-based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s compensation consists of restricted share awards under the Stock Incentive Plan and cash payments earned under the Annual Performance Bonus Plan. The discussion of these plans below, under the Grants of Plan-Based Awards table, shows that actual amounts paid are highly-contingent upon the achievement of positive results. Earnings per share has been chosen as the measurement factor with respect to both of these plans because the Compensation Committee believes it is directly linked to stockholder value.

While the Compensation Committee is responsible for executive officers’ compensation, the philosophy of providing the opportunity for superior remuneration for superior long term performance is applied to all of the Company’s professionals. The Company believes its long term success is due to its ability to attract top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract top talent.

As described below in the description of the Stock Incentive Plan and the Annual Performance Bonus Plan, each award under these plans is subject to reduction or elimination depending upon final earnings per share, and only the Annual Performance Bonus Plan permits the final award to be in excess of the target award (pursuant to a set formula in the event actual earnings per share exceed target earnings per share and subject to a cap). Such reductions have occurred in the past. When target earnings were not achieved in 2001 and 2002, a portion of the restricted stock awards under the predecessor of the Stock Incentive Plan (which had a similar performance condition) were forfeited and cash awards under the Annual Performance Bonus Plan were decreased.

The Compensation Committee has also exercised negative discretion. When the target earnings per share was set with respect to the Stock Incentive Plan and the Annual Performance Bonus Plan for 2005, it was done on the assumption that certain proposed accounting rules that would negatively impact earnings per share would be adopted and made applicable during the year. When the accounting rules were not adopted, the result was an increase in earnings per share that had nothing to do with performance. At year end, the Compensation Committee made appropriate adjustment in the awards so that management would not receive a windfall from this non-performance related factor.

The emphasis on restricted share awards further ties management performance to the interests of stockholders. While earnings per share is used to determine how much of each contingent grant is earned, and time vesting schedules promote retention, the fact that the award is in the form of stock means that the ultimate value to management is directly tied to stockholder interest. Both management and stockholders benefit from positive stock price performance.

The Company has not granted options to executive officers since October 2004. The Compensation Committee currently has no plans to make option grants in the future, but reserves the right to do so.

The Compensation Committee believes that awards under the Stock Incentive Plan and the Annual Performance Bonus Plan, considered in the context of each individual’s total compensation package and the conditions applicable to such awards, are at levels necessary to keep the current management team together so that they can continue to provide superior results to stockholders.

As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements and specified fringe benefits. From 1985 through December 2006, Mr. Messmer had a defined benefit retirement arrangement, which would have paid certain amounts to Mr. Messmer following his termination of employment. Effective October 1, 2006, the defined benefit retirement arrangement was terminated and the value of the benefit thereunder was transferred to the Deferred Compensation Plan, which is a defined contribution plan that has been in place since 1989. The value of the transferred benefit ($48,981,459) which reflects Mr. Messmer’s 21 years of service with the Company, was determined by using the same actuarial assumptions that were used to calculate the value of the benefit for financial statement purposes. This was done by determining the discounted present value of the benefit on June 30, 2006, assuming retirement at age 62, a discount rate of 5.33%, and an annual cost of living increase of 3.5%. The result was then credited with interest for the period from July 1, 2006, through September 30, 2006, at the rate prescribed by the Deferred Compensation Plan. See the discussion below the Nonqualified Deferred Compensation table for more information regarding the Deferred Compensation Plan. The Compensation Committee made this change in order to fix the benefit at a known number and to reduce the uncertainty and volatility that arose from the defined benefit retirement arrangement, which had floating interest rate and cost of living provisions.

The Compensation Committee considers deferred compensation arrangements and the specified fringe benefits to be appropriate for a corporation of similar size to the Company, and, in light of the moderate salaries, long service and historical results of the management team, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not have tax-qualified retirement arrangements for these executives. The Committee does not believe it is appropriate to offset these benefits by performance based compensation because these arrangements serve different purposes and both are at levels the Committee believes to be reasonable. In February 2007, the Compensation Committee discontinued the company car and personal allowance fringe benefits (see clause (iv) of footnote (e) to the 2006 Summary Compensation Table). At such time, the named executive officers advised the Compensation Committee that it was their present intent to no longer seek reimbursement for the other fringe benefits specified in such clause (iv) (tax, legal and financial planning services, otherwise uncovered medical and related expenses and club memberships).

The Stock Incentive Plan and Annual Performance Bonus Plan have been drafted to comply with Section 162(m) of the Internal Revenue Code. Compensation in compliance with such Section is fully deductible for income tax purposes. The other components of compensation (base salary, retirement allocations and selected fringe benefits) are subject to the limitations of Section 162(m), which provides that any amounts above $1,000,000 paid in one year to any of the five highest paid executive officers is not tax deductible. In the past, such items have not exceeded $1,000,000 in one year for any individual, so there has been no limitation of tax deductibility.

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not necessarily limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Various agreements, as described elsewhere in this Proxy Statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the Nonqualified Deferred Compensation Table and the discussion below under the heading “Employment Agreement and Potential Payments on Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement. Such triggering events and benefits were selected by the Compensation Committee in the light of competitive conditions and customary practices at the time of their implementation and the Committee believes that they continue to be reasonable.

On May 8, 2003, the Board of Directors adopted a policy regarding minimum required ownership of shares by Executive Officers. In accordance with the policy, each person who was an Executive Officer on the date such policy was adopted is required to own such number of shares of the Company as is equal to six times his base salary on such date divided by the closing trading price of the Company’s Common Stock on such date. Each person who becomes an Executive Officer after May 8, 2003, is required to own, within five years of his election as such, such number of shares of the Company as is equal to six times his base salary at the time of election divided by the closing trading price of the Company’s Common Stock on the date of election. The policy defines owned shares as being such shares, other than unexercised stock options, as are required to be reported as owned by an Executive Officer in the Company’s Proxy Statement pursuant to Securities and Exchange Commission rules. Pursuant to such policy, Messrs. Messmer, Waddell, Gentzkow, Glass, Karel and Buckley are required to own 184,643, 93,201, 93,201, 72,099, 72,099 and 56,578 shares, respectively.

COMPENSATION TABLES

2006 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Option Awards(b)	Non-Equity Incentive Plan Compensation(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(d)	All Other Compensation(e)	Total
Harold M. Messmer, Jr. Chairman and Chief Executive Officer	2006	$525,000	$0	$5,931,257	$0	$5,768,417	$11,093	$806,099	$13,041,866

M. Keith Waddell Vice Chairman, President and Chief Financial Officer	2006	$265,000	$0	$3,327,911	$1,189,347	$2,887,774	$1,215	$628,624	$8,299,871

Paul F. Gentzkow President and Chief Operating Officer-Staffing Services	2006	$265,000	$0	$2,529,854	$1,005,109	$2,598,996	$965	$530,950	$6,930,874

Robert W. Glass Executive Vice President, Corporate Development	2006	$205,000	$0	$747,151	$204,152	$818,202	$502	$212,665	$2,187,672

Steven Karel Senior Vice President, Secretary and General Counsel	2006	$205,000	$0	$720,074	$204,152	$375,411	$347	$139,523	$1,644,507

(a)	Consists of restricted shares granted under stockholder approved plans. Reference is made to Notes A and K in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006, for a discussion of how the grants were valued.

(b)	No options have been granted to executive officers since October 2004. All options were granted under stockholder approved plans. Reference is made to Notes A and K in Item 8 of the Company’s Annual Reports on Form 10-K for the Fiscal Years Ended December 31, 2006, 2005 and 2004, for a discussion of how the grants were valued.

(c)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below the Grants of Plan-Based Awards Table.

(d)	Consists of above-market interest on nonqualified deferred compensation plans determined in accordance with applicable regulations. See the Nonqualified Deferred Compensation Table below for further information.

(e)	The amounts in this column consist of the following: (i) $377,605, $472,916, $429,599, $153,480 and $87,062 allocated for the benefit of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, pursuant to defined contribution plans, as described in the Nonqualified Deferred Compensation table (excluding amounts transferred from Mr. Messmer’s former defined benefit retirement arrangement, as described in “Compensation Discussion and Analysis”), (ii) $205,723, $119,222, $89,792, $26,719 and $25,599 paid to Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, as dividends on unvested restricted shares (unvested restricted shares receive the same dividends as ordinary outstanding shares), (iii) $12,627 with respect to life insurance for Mr. Messmer and (iv) the following fringe benefits: $13,707, $18,865, $9,337, $12,486 and $17,025 for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, with respect to the provision of an automobile, $106,310 and $6,425 for Messrs. Messmer and Glass, respectively, with respect to tax, legal and financial planning services, $38,732, $2,686, $7,865 and $6,330 for Messrs. Messmer, Waddell, Glass and Karel, respectively, with respect to medical and related expenses not otherwise covered by the Company’s benefit plans, $48,795, $12,335, $2,222, $3,690 and $2,307 for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively, with respect to club memberships and $2,600, $2,600, $2,000 and $1,200 for Messrs. Messmer, Waddell, Glass and Karel, respectively, as a personal allowance. In February 2007, the Compensation Committee discontinued the company car and personal allowance fringe benefits. At such time, the named executive officers advised the Compensation Committee that it was their present intent to no longer seek reimbursement for the other fringe benefits specified in clause (iv). The Company also has ownership, on a fractional interest basis, of private air transportation. Executive officers (but not outside directors) are permitted use of this air transportation for non-business purposes provided that (a) the transportation is available and not needed for business purposes and (b) the full incremental cost, including all hourly, fuel, landing and other charges, are reimbursed to the Company. Messrs. Messmer, Waddell, Gentzkow and Glass made use of this benefit during 2006, and each of them reimbursed the Company for full incremental cost in accordance with the foregoing policy. The incremental cost for the above fringe benefits is the amount the Company paid to the service providers in the case of tax, legal, financial services and medical benefits and the annual club dues in the case of club memberships.

2006 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Harold M. Messmer, Jr.	n/a	$0	$5,453,776	$9,000,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
M. Keith Waddell	n/a	$0	$2,730,259	$5,460,518	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Paul F. Gentzkow	n/a	$0	$2,457,233	$4,914,466	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert W. Glass	n/a	$0	$773,573	$1,547,146	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Steven Karel	n/a	$0	$354,934	$709,868	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Harold M. Messmer, Jr.	11/1/06	n/a	n/a	n/a	0	205,000	205,000	0	0	n/a	$7,357,450
M. Keith Waddell	11/1/06	n/a	n/a	n/a	0	140,000	140,000	0	0	n/a	$5,024,600
Paul F. Gentzkow	11/1/06	n/a	n/a	n/a	0	100,000	100,000	0	0	n/a	$3,589,000
Robert W. Glass	11/1/06	n/a	n/a	n/a	0	31,000	31,000	0	0	n/a	$1,112,590
Steven Karel	11/1/06	n/a	n/a	n/a	0	29,000	29,000	0	0	n/a	$1,040,810

Stock awards consist of restricted share grants made pursuant to the Stock Incentive Plan, which was approved by the stockholders in 2005. Each of these grants is subject to both a performance condition and a time vesting condition. The performance condition provides that all or portion of the award will be forfeited if actual diluted earnings per share for 2007 do not equal or exceed a specified target that has been established by the Compensation Committee. (The award may not be increased, even if actual diluted earnings per share exceed the target). The 2007 earnings per share target is confidential. In setting the target, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items. Similar factors were considered in establishing the targets for previous grants. With respect to the previous five annual grants (made in 2001 through 2005 inclusive), the target was not achieved in two of such grants, resulting in the forfeiture of a portion of each such grant. The time vesting provides for the vesting of 50% of the grant on each of January 3, 2009, and January 3, 2011, subject to the performance condition. Notwithstanding the foregoing, each grant will vest upon the recipient’s death, termination due to total and permanent disability, or the occurrence of a change in control. Such shares are entitled to receive any dividends that may be declared from time to time with respect to the Company’s outstanding shares.

Non-equity awards consist of an annual cash bonus opportunity pursuant to the Annual Performance Bonus Plan, which was approved by stockholders in 2005. The target bonus amount is set by the Compensation Committee, which also adopts a target diluted earnings per share. Under the plan, each individual’s actual bonus will vary from his target bonus in direct proportion to the variation between the actual diluted earnings per share and the target diluted earnings per share. However, no bonus can exceed the lesser of twice the target bonus or $9,000,000, and no bonus at all is paid if actual diluted earnings per share are less than 50% of target. The Compensation Committee has the discretion to reduce any bonus that would otherwise exceed the target to an amount not less than the target. The measurement period for the grants appearing in the table was the 2006 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For such year, the target earnings per share was $1.56 and the actual earnings per share was $1.65.

Outstanding Equity Awards at Fiscal Year-End 2006

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (d)
	Exercisable	Unexercisable
Harold M. Messmer, Jr.	383,396	0	0	$20.9375	01/05/09	(a)	391,634	(e)	$14,537,454	405,000	(f)	$15,033,600
	282,066	0	0	$12.3438	07/20/09	(a)
	85,250	0	0	$14.2813	01/01/10	(a)
	852,508	0	0	$14.2813	01/02/10	(a)
	571,410	0	0	$22.5625	01/23/11	(a)
	571,410	0	0	$16.9500	10/30/12	(a)
	187,074	62,359	0	$22.8500	10/22/13	(b)
	50,000	50,000	0	$26.5600	10/28/14	(c)

M. Keith Waddell	323,476	0	0	$19.2813	01/05/08	(a)	202,569	(g)	$7,519,361	275,000	(h)	$10,208,000
	323,476	0	0	$20.9375	01/05/09	(a)
	391,300	0	0	$14.2813	01/02/10	(a)
	262,171	0	0	$22.5625	01/23/11	(a)
	262,171	0	0	$16.9500	10/30/12	(a)
	98,314	32,772	0	$22.8500	10/22/13	(b)
	50,000	50,000	0	$26.5600	10/28/14	(c)

Paul F. Gentzkow	330,000	0	0	$19.3125	12/23/08	(a)	160,600	(i)	$5,961,472	195,000	(j)	$7,238,400
	11,498	0	0	$22.2500	12/31/08	(a)
	110,000	0	0	$12.3438	07/20/09	(a)
	33,000	0	0	$14.2813	12/31/09	(a)
	330,000	0	0	$14.2813	12/31/09	(a)
	221,100	0	0	$22.5625	01/23/11	(a)
	40,000	0	0	$23.6500	02/23/11	(a)
	221,100	0	0	$16.9500	10/30/12	(a)
	82,912	27,638	0	$22.8500	10/22/13	(b)
	42,500	42,500	0	$26.5600	10/28/14	(c)

Robert W. Glass	40,000	0	0	$18.7500	12/11/07	(a)	45,747	(k)	$1,698,129	61,000	(l)	$2,264,320
	3,200	0	0	$20.0000	01/01/08	(a)
	10,000	0	0	$26.3750	05/06/08	(a)
	66,000	0	0	$19.3125	12/23/08	(a)
	3,200	0	0	$22.2500	01/01/09	(a)
	22,000	0	0	$12.3438	07/20/09	(a)
	37,400	0	0	$10.4063	10/18/09	(a)
	9,800	0	0	$14.2813	01/01/10	(a)
	66,000	0	0	$14.2813	01/02/10	(a)
	44,220	0	0	$22.5625	01/23/11	(a)
	44,220	0	0	$16.9500	10/30/12	(a)
	16,582	5,528	0	$22.8500	10/22/13	(b)
	9,000	9,000	0	$26.5600	10/28/14	(c)

Steven Karel	11,055	0	0	$16.9500	10/30/12	(a)	45,747	(m)	$1,698,129	56,000	(n)	$2,078,720
	15,846	5,528	0	$22.8500	10/22/13	(b)
	9,000	9,000	0	$26.5600	10/28/14	(c)

(a)	Such options were subject to a vesting schedule that provided for the vesting at the rate of 25% per year over the first four years following grant. Each of such options is currently fully vested.

(b)	Such option vests as to 25% of the shares covered thereby on each of October 22, 2004, October 22, 2005, October 22, 2006 and October 22, 2007.

(c)	Such option vests as to 25% of the shares covered thereby on each of October 28, 2005, October 28, 2006, October 28, 2007 and October 28, 2008.

(d)	The market value of unvested stock awards was calculated by valuing each share at $37.12, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2006.

(e)	Of such shares, 194,741 vested on January 3, 2007, 131,262 vest on January 3, 2008, and 65,631 vest on January 3, 2009.

(f)	Of such shares, 50,000 vested on February 13, 2007, 50,000 vest on January 3, 2008, 152,500 vest on January 3, 2009, 50,000 vest on January 3, 2010 and 102,500 vest on January 3, 2011.

(g)	Of such shares, 98,509 vested on January 3, 2007, 69,373 vest on January 3, 2008, and 34,687 vest on January 3, 2009.

(h)	Of such shares, 33,750 vested on February 13, 2007, 33,750 vest on January 3, 2008, 103,750 vest on January 3, 2009, 33,750 vest on January 3, 2010 and 70,000 vest on January 3, 2011.

(i)	Of such shares, 78,100 vested on January 3, 2007, 55,000 vest on January 3, 2008, and 27,500 vest on January 3, 2009.

(j)	Of such shares, 23,750 vested on February 13, 2007, 23,750 vest on January 3, 2008, 73,750 vest on January 3, 2009, 23,750 vest on January 3, 2010 and 50,000 vest on January 3, 2011.

(k)	Of such shares, 22,246 vested on January 3, 2007, 15,667 vest on January 3, 2008, and 7,834 vest on January 3, 2009.

(l)	Of such shares, 7,500 vested on February 13, 2007, 7,500 vest on January 3, 2008, 23,000 vest on January 3, 2009, 7,500 vest on January 3, 2010 and 15,500 vest on January 3, 2011.

(m)	Of such shares, 22,246 vested on January 3, 2007, 15,667 vest on January 3, 2008, and 7,834 vest on January 3, 2009.

(n)	Of such shares, 6,750 vested on February 13, 2007, 6,750 vest on January 3, 2008, 21,250 vest on January 3, 2009, 6,750 vest on January 3, 2010 and 14,500 vest on January 3, 2011.

Option Exercises and Stock Vested in 2006

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Harold M. Messmer, Jr.	2,478,361	$58,376,555	235,061	$8,772,021
M. Keith Waddell	1,103,234	$27,074,895	117,015	$4,365,604
Paul F. Gentzkow	720,534	$16,416,252	92,773	$3,461,182
Robert W. Glass	29,027	$635,256	26,426	$985,903
Steven Karel	280,921	$7,111,992	26,426	$985,903

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Harold M. Messmer, Jr.	$0	$377,605	$880,414	$0	$53,065,792
M. Keith Waddell	$0	$472,916	$180,169	$0	$3,691,351
Paul F. Gentzkow	$0	$429,599	$143,003	$0	$2,984,115
Robert W. Glass	$0	$153,480	$74,412	$0	$1,482,722
Steven Karel	$0	$87,062	$51,423	$0	$1,005,652

Registrant Contributions for Mr. Messmer are allocated pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, the amount allocated each year to Mr. Messmer is between 3% and 10% of the sum of Mr. Messmer’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan), depending upon how actual earnings per share for the year compare to the target set by the Board. Accrued amounts earn interest quarterly at a rate equal to the 10+ Year High Quality in the Merrill Lynch Bond Index. For 2006, the quarterly interest rates were 6.01%, 6.30%, 5.82% and 5.83%, respectively. The corresponding 120% long-term quarterly applicable federal rates were 5.52%, 6.25%, 6.12% and 5.77%, respectively. The vested portion of the aggregate balance is paid following termination of employment. The Deferred Compensation Plan provides that all amounts become fully vested after seven years of service, so all amounts in the table for Mr. Messmer are fully vested. All vested amounts are paid following disability or termination of employment for any reason. As noted above in “Compensation Discussion and Analysis,” prior to December 2006, Mr. Messmer had a defined benefit retirement arrangement, which was terminated and the value of which ($48,981,459) was transferred to the Deferred Compensation Plan. This amount is included in the “Aggregate Balance at Last Fiscal Year End” column, but is not shown in the Registrant Contributions in Last Fiscal Year Column, which reflects only the ordinary annual contribution made pursuant to the terms of the Deferred Compensation Plan.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Karel are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year is 15% of the sum of his base salary and cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2006, this interest rate was 5.93% and the corresponding 120% long-term annual applicable federal rate was 5.89%. All allocations are subject to a vesting schedule, which provides that no amount is vested until ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow, Glass and Karel participated in the Deferred Compensation Plan. Contributions made prior to such date continue to earn interest as provided by the Deferred Compensation Plan. Of the aggregate balances shown in the table, $1,679,342, $1,273,296, $637,434 and $182,468 were unvested as of December 31, 2006, for Messrs. Waddell, Gentzkow, Glass and Karel, respectively. All vested amounts are paid following disability or termination of employment for any reason.

Employment Agreement and Potential Payments upon Termination or Change in Control

Harold M. Messmer, Jr., Chairman of the Board and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2010. (The Employment Agreement was first entered into in 1985 and has been amended at various times since then. The most recent amendment relating to compensation was effective January 1, 2000.) Under the current terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and will receive certain other benefits, including life insurance and tax planning. In the event the employment of Mr. Messmer is terminated involuntarily other than for cause, or voluntarily within one year following a change in control of the Company, he is entitled to receive severance compensation. The amount of such severance compensation shall be, at Mr. Messmer’s election, either (i) an annual payment, through the stated expiration date of his agreement, equal to the sum of his base salary, at the rate in effect on the date of termination, and an amount equal to his bonus for the calendar year prior to termination (including any bonus pursuant to the Annual Performance Bonus Plan), or (ii) the present value of such payments. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of his base salary through the termination date of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at Company expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. The employment agreement provides for automatic renewal for an additional year on each December 31.

Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. (The Severance Agreements were first entered into in 1990 and were amended and restated effective January 1, 2000.) Each Severance Agreement provides that the employee will be paid 24 months base salary (36 months if the employee has served as a director) if his employment is terminated without cause, as defined in the Agreement. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated, such amount to be paid when bonuses are generally paid pursuant to the plan. However, if the termination occurs within one year following a change in control of the Company (as defined in the Agreements), then in lieu of the foregoing bonus payment the employee will receive monthly payments equal to  1/12 of the prior year’s bonus for 24 months (36 months if the employee has served as a director). At the discretion of the Company, such salary and bonus payments may be paid in a lump sum rather than over time. Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. On the termination date, any unvested stock or options would become fully vested, as would any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan. During the foregoing 24 or 36 month period, as applicable, the individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments. In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a change in control. The Agreements also provide that if the individual has served as a director, then any termination of his employment (other than a termination by the Company for cause) after the conclusion of the year in which his 53rd birthday occurs will entitle him and his wife to each continue to participate in the Company’s healthcare plan for its employees, at Company expense, until his or her death.

The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. (The Part-Time Employment Agreements were entered into in 2001 and supersede Consulting Agreements originally entered into effective January 1, 1999.) Each Agreement provides that the employee will be retained as a part-time employee for a four year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s staffing services business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the total cash base salary and bonus (including any bonus pursuant to the Annual

Performance Bonus Plan) paid during the last complete calendar year prior to retirement, and stock option and restricted stock awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. Mr. Messmer is eligible for retirement under this provision.

In 1996, the Company adopted an Excise Tax Restoration Agreement covering the current directors and Messrs. Gentzkow, Glass and Karel. If any such individual becomes subject to such a tax in connection with a change of control, he will receive a cash payment equal to the sum of the excise tax due, in addition to an amount necessary to restore him to the same after-tax position as if no excise tax had been imposed.

The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon (a) such individual’s death or disability or (b) a change in control of the Company. Additionally, any stock option held under such plan by an executive officer will vest (and remain outstanding for its original term) upon his retirement after the later of age 55 or 20 years of service. Mr. Messmer is eligible for retirement under this provision. Options that vest for one of the foregoing reasons will remain outstanding until their normal expiration date. For more details regarding the Stock Incentive Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Equity Incentive Plan, pursuant to which all currently outstanding restricted stock awards to executive officers prior to 2005 were made, provides that any restricted stock award held by an executive officer will vest upon (a) such individual’s death or disability, or (b) a change in control of the Company.

The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of his death during the year. For more details regarding the Annual Performance Bonus Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Deferred Compensation Plan and the Senior Executive Retirement Plan each provide that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion below the “Nonqualified Deferred Compensation” table.

Payments in the Event of Various Circumstances

Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2006.

Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested stock option and restricted stock awards, (b) then-unvested stock option and restricted stock awards would remain outstanding, subject to their existing vesting schedule, (c) immediate vesting and payout of then-unvested amounts under the Senior Executive Retirement Plan, (d) salary continuation for a specified period, (e) bonus continuation for a specified period, (f) retention as a part-time employee (with payment of compensation) for a specified period, (g) continued participation in Company medical plans and payment of other medical expenses until death, or (h) continued payment of life insurance and other miscellaneous perquisites for a specified period. Such benefits would be provided pursuant to one or more of the plans or agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on

December 31, 2006) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then current salary and non-equity award potential, (2) each individual’s salary and non-equity award for the preceding fiscal year, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then current level of fringe benefits and other items, (6) the individual’s age or years of service with the Company and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

Restricted Shares and Stock Options

Immediate vesting of then-unvested restricted share and stock option awards would occur in the event of (a) termination of employment by reason of death or disability, (b) termination of employment by the Company without cause, or (c) a change in control of the Company. If any of such events had occurred on December 31, 2006, the market value of restricted shares that would have vested would have been $29,571,054, $17,727,361, $13,199,872, $3,962,449 and $3,776,849 for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively and the market value of stock options that would have vested would have been $1,417,863, $995,656, $843,194, $173,925 and $173,925 for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively.

In the event of any voluntary resignation or retirement by Mr. Messmer, unvested restricted shares and stock options held by Mr. Messmer would remain outstanding (pursuant to the terms of the part-time employment agreement described above) subject to continued time-vesting requirements and conditioned upon the performance of part-time services. If such an event had occurred on December 31, 2006, the market value of such restricted shares and options held by Mr. Messmer would have been as set forth in the preceding paragraph.

Defined Contribution Plans

Immediate vesting of all then-unvested amounts accrued under the Senior Executive Retirement Plan would occur in the event of (a) termination of employment without cause or (b) a change in control of the Company. If any of such events had occurred on December 31, 2006, Messrs. Waddell, Gentzkow, Glass and Karel would have become vested in $1,679,342, $1,273,296, $637,434 and $182,468, respectively. (Mr. Messmer does not participate in the Senior Executive Retirement Plan and his accrued amounts under the Deferred Compensation Plan are currently fully vested.)

Salary Continuation

In the event of any termination of employment by the Company without cause, Mr. Messmer would receive continuing salary payments for four years, Mr. Waddell would receive continuing salary payments for three years and Messrs. Gentzkow, Glass and Karel would receive continuing salary payments for two years. If such a termination had occurred on December 31, 2006, Messrs. Messmer, Waddell, Gentzkow, Glass and Karel would be entitled to receive an aggregate of $2,100,000, $795,000, $530,000, $410,000 and $410,000, respectively. Messrs. Messmer and Waddell would also receive such amounts in the event of a voluntary resignation or retirement within one year following a change in control.

In the event of termination of employment by reason of death or disability, Mr. Messmer (or his estate) would be entitled to receive continuing salary payments of 75% of his salary for four years. If such an event had occurred on December 31, 2006, Mr. Messmer or his estate would receive an aggregate of $1,575,000.

Bonus Continuation

In the event of (a) any termination of Mr. Messmer’s employment by the Company without cause or (b) his voluntary resignation or retirement within one year following a change in control of the Company, Mr. Messmer would receive continuing bonus payments for four years. If such an event had occurred on December 31, 2006, Mr. Messmer would receive an aggregate of $23,073,668.

In the event of a termination of employment by the Company without cause subsequent to a change in control of the Company, Mr. Waddell would receive continuing bonus payments for three years and Messrs. Gentzkow, Glass and Karel would receive continuing bonus payments for two years. If such event had occurred on December 31, 2006, Messrs. Waddell, Gentzkow, Glass and Karel would receive an aggregate of $8,663,322, $5,197,992, $1,636,404 and $750,822, respectively. Mr. Waddell would also receive such benefits in the event of his voluntary resignation or retirement within one year following a change in control of the Company. In the event of a termination of employment by the Company without cause prior to any change in control, Messrs. Waddell, Gentzkow, Glass and Karel would only be entitled to receive a pro rata portion of any unpaid preliminary bonus under the Annual Performance Bonus Plan. Because all preliminary bonuses under the Annual Performance Bonus Plan were paid shortly prior to year end, if any such termination had occurred on December 31, 2006, no amounts would be payable pursuant to this provision.

Other Items

In the event of any voluntary resignation or retirement by Mr. Messmer, he would receive monthly compensation pursuant to the terms of the part-time employment agreement described above. If such a termination had occurred on December 31, 2006, he would receive an aggregate of $2,013,893.

Mr. Messmer’s employment is terminated for any reason, he and his wife would each continue to participate until death in the Company’s healthcare plans at Company expense. If such a termination had occurred on December 31, 2006, the estimated value of such benefit is $228,731.

In the event of any termination of employment by the Company without cause, Messrs. Messmer and Waddell would be entitled to continuation of life insurance and certain other fringe benefits for three years and Messrs. Gentzkow, Glass and Karel would be entitled to such continuation for two years. If any such termination had occurred on December 31, 2006, the estimated value of this benefit for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel is $64,612, $40,888, $29,083, $23,977 and $28,350, respectively. Messrs. Messmer and Waddell would also be entitled to this benefit in the event of any voluntary resignation or retirement within one year following a change in control of the Company.

Total Amounts under Specified Circumstances

In all circumstances, each individual would also be entitled, in addition to the amount set forth below, to receive his then vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table.

In the event of a termination of employment by death or disability (where no change in control of the Company has occurred), the aggregate of the foregoing amounts is $32,792,648, $18,723,017, $14,043,066, $4,136,374 and $3,950,774, for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively.

In the event of a voluntary resignation or retirement absent a change in control of the Company, the aggregate amount for Mr. Messmer is $33,231,541. Messrs. Waddell, Gentzkow, Glass and Karel would have received no benefits under such circumstances.

In the event of a termination of employment by the Company without cause (where there has been no prior change in control of the Company), the aggregate of the foregoing amounts is $56,455,928, $21,238,247, $15,875,445, $5,207,785 and $4,571,592, for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively. The aggregate of such amounts if there had been a change in control of the Company prior to the termination of employment by the Company without cause would instead have been $56,455,928, $29,901,569, $21,073,437, $6,844,189 and $5,322,414, for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively.

In the event of a change in control of the Company not accompanied by any termination of employment, the aggregate of the foregoing amounts is $30,988,917, $20,402,359, $15,316,362, $4,773,808 and $4,133,242 for Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, respectively. In addition, if Messrs. Messmer or Waddell chose to voluntarily resign or retire within one year thereafter, they would be entitled to additional benefits that would cause their aggregates to instead be $58,469,821 and $29,901,569, respectively.

2006 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Option Awards(b)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(c)	Total
Andrew S. Berwick, Jr.	$65,000	$25,581	$0	$0	$0	$888	$91,469
Frederick P. Furth	$57,000	$25,581	$0	$0	$0	$888	$83,469
Edward W. Gibbons	$57,000	$25,581	$0	$0	$0	$888	$83,469
Thomas J. Ryan	$52,000	$25,581	$0	$0	$0	$888	$78,469
J. Stephen Schaub	$52,000	$25,581	$0	$0	$0	$888	$78,469

(a)	Consists of restricted shares granted under a stockholder approved plan. Reference is made to Note K in Item 8 of the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2006, for a discussion of how the grants were valued. At December 31, 2006, each outside director held 3,700 restricted shares. The closing price of the Company’s stock on the date of grant (May 2, 2006) was $41.60 per share, so the grant date fair value of each award was $153,920.

(b)	At December 31, 2006, each outside director held options for 192,000 shares.

(c)	Consists of dividends on unvested restricted shares. Unvested restricted shares receive the same dividends as ordinary outstanding shares

Cash fees for outside directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, (4) an additional annual fee of $10,000 for serving as Chairman of the Audit Committee and (5) an additional annual fee of $5,000 for serving as Chairman of the Compensation Committee or the Nominating and Governance Committee. All directors also receive reimbursement for travel and other expenses directly related to activities as directors.

On May 2, 2006, the date of the Company’s 2006 Annual Meeting of Stockholders, each of the outside directors received a grant of 3,700 shares of restricted stock under the Stock Incentive Plan. Each of these grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2007, May 1, 2008, May 1, 2009 and May 1, 2010. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a change in control. Each of the current outside directors is eligible for retirement under the foregoing provision.

CORPORATE GOVERNANCE

Transactions with Related Persons

In 2006, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission.

Policy Regarding Transactions with Related Persons

The Company’s policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.rhi.com in the “Corporate Governance Section” under the “Investor Relations” tab.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of the Company’s knowledge, each of the directors and executive officers filed on a timely basis all forms required to be filed with respect to 2006 pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Code of Ethics

The Company has adopted a code of ethics applicable to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available at the Company’s website at www.rhi.com in the “Corporate Governance Section” under the “Investor Relations” tab.

Director Independence

The Board of Directors has determined that each of the outside directors (Messrs. Berwick, Furth, Gibbons, Ryan and Schaub) has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest.

Required Officer Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s executive officers. Details regarding such policy are available at the Company’s website, which is

www.rhi.com. Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, Karel and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, 72,099 and 56,578, respectively.

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee are available on its website, which is www.rhi.com, in the “Corporate Governance” section under the “Investor Relations” tab. Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary.

THE BOARD AND COMMITTEES

The Board met four times during 2006. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held while he was a member thereof. It is the Company’s policy that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the 2006 Annual Meeting of Stockholders except for Mr. Gibbons, who was ill on the day of the meeting.

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The Audit Committee, composed of Messrs. Berwick, Gibbons and Schaub, met four times during 2006. The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

The Compensation Committee, currently composed of Messrs. Berwick, Furth and Ryan, met four times during 2006. The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

The Nominating and Governance Committee, currently composed of Messrs. Berwick, Furth, Gibbons, Ryan and Schaub, met twice during 2006. The Nominating Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board and oversee the evaluation of the Board and management.

The Executive Committee, currently composed of Messrs. Messmer, Furth and Ryan, did not meet during 2006, but acted once by unanimous written consent. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

The Company’s independent directors meet regularly in executive session without management. Mr. Gibbons, Chairman of the Nominating and Governance Committee, presides at such meetings.

Nominating and Governance Committee

Nominating and Governance Committee Charter

The Nominating and Governance Committee has adopted a charter. It is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Relations” tab.

Submission to Nominating and Governance Committee of Suggested Nominees for Director

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director shall submit the information set forth below to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. The information to be included in any such submission is: (a) a statement from the nominee consenting to be named in the proxy and proxy card if selected and to serve on the board if elected, (b) whether the candidate qualifies as

“independent” under the listing standards of the New York Stock Exchange, (c) the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in any legal proceedings, including any involving the Company, (d) transactions and relationships between the nominee and the recommending stockholder, on the one hand, and the Company or management, on the other hand, (e) the stock trading history and current ownership information of the recommending stockholder and the nominee, including the name and address of the recommending stockholder and the nominee as they appear on the Company’s stock ledger, (f) any material proceedings to which the nominee or his associates is a party that are adverse to the Company, (g) information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for the Company and (h) whether the recommending stockholder and nominee seek to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by stockholders at large. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that is effective, collegial, diverse and responsive to the needs of the Company.

Audit Committee

Audit Committee Charter

The Company’s Board of Directors has adopted a charter for the Audit Committee. The charter is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Relations” tab. The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in the New York Stock Exchange’s listing standards.

Audit Committee Financial Expert

The Board of Directors has also determined that Edward W. Gibbons and J. Stephen Schaub, each of whom is a member of the Audit Committee, are each an “audit committee financial expert” and “independent” in accordance with the requirements of Item 407(d)(5) of Securities and Exchange Commission Regulation S-K and the rules and regulations of the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006, contained in the Company’s Annual Report on Form 10-K (the “2006 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, the matters required to be discussed by SAS 61, as amended. The Audit Committee has also received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2006 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Andrew S. Berwick, Jr.	Edward W. Gibbons	J. Stephen Schaub

Compensation Committee

Compensation Committee Charter

The Compensation Committee has adopted a charter. It is available on the Company’s website, which is www.rhi.com. The charter can be found in the “Corporate Governance” section under the “Investor Relations” tab.

Compensation Committee Procedures

Each component of executive compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year and (c) such other information it deems appropriate. After such review, it makes its ultimate determinations based upon its evaluation of such information and its long term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Committee. The Compensation Committee has the authority to retain consultants to assist with its decisions. No consultant was involved in determining compensation for 2006 or 2007.

Compensation of directors is determined by the full Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing earlier in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew S. Berwick, Jr.	Frederick P. Furth	Thomas J. Ryan

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or his delegee will forward such communication to the addressee unless he determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations, (b) frivolous, obscene or offensive items, and (c) communications unrelated to the business, affairs or governance of the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the books, records and accounts of the Company for 2007, subject to ratification by stockholders. PricewaterhouseCoopers LLP has acted as auditors of the Company since July 2002. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

PricewaterhouseCoopers’ charges for 2005 and 2006 were as follows:

	2005	2006
Audit Fees	$1,533,638	$1,811,568
Audit-Related Fees	$80,760	$60,000
Tax Fees	$0	$0
All Other Fees	$0	$0

The Audit-Related Fees were incurred in connection with audits of the Company’s pension and benefit plans. Rule 2-01(c)(7)(i)(C) of Securities and Exchange Commission Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2005 or 2006 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as auditors for 2007.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER PROPOSAL

The Company expects the following proposal to be presented for consideration at the Meeting by the Office of the Comptroller, City of New York, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension, and custodian of the New York City Board of Education Retirement System, which together held an aggregate of 530,796 shares of our common stock, as of November 6, 2006. The Officer of the Comptroller’s address is: The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York, 10007-2341.

Stockholder’s Supporting Statement—Sexual Orientation Non-Discrimination Policy

Submitted by William C. Thompson, Jr., Comptroller, City of New York on behalf of the Boards of Trustees of the New York City Pension Funds listed above.

Sexual Orientation

WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage [sic] its reputation as an equal opportunity employer;

Atlanta, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed [sic] equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Taskforce study has found that 16%-44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;

A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:

1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.

2)	The company’s non-discrimination policy will be distributed to all employees.

3)	There will be no discrimination based on any employee’s actual or perceived health condition, status, or disability.

4)	There will be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.

5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.

6)	There will be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.

7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.

8)	There will be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

9)	There will be no discrimination in the sale of goods and services based on sexual orientation or gender identity; and

10)	There will be no policy barring on [sic] corporate charitable contributions to groups and organizations based on sexual orientation.

RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.

STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The Company’s Response

As stated in the Company’s Code of Business Conduct and Ethics: “We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.” Our employee handbook states: “Hiring, promotion, transfer, compensation, benefits, discipline, termination and all other employment decisions are made without regard to race, color, religion, sex, sexual orientation, age, disability, national origin, veteran status or any other protected status.” Each new employee is required to sign a non-discrimination pledge, and all employees must undergo annual discrimination and harassment training. We believe that our current policies adequately reflect our strong commitment to non-discrimination and that there is no need to adopt the proposal. Accordingly, the board of directors unanimously recommends that stockholders vote against the proposal. The Board of Directors notes that this proposal was presented last year by the same proponent and was not adopted by the stockholders.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER MATTERS

Proposal of Matters for Inclusion in Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company not later than November 26, 2007.

Presentation of Business at Annual Meeting of Stockholders

Any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy statement and form of proxy must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 1, 2008 and March 4, 2008, inclusive, in order to be presented at the 2008 Annual Meeting. The following information is required to be included with the submission of any such proposal or nomination: (a) for any nominee for director, all information relating to the candidate as is required to be disclosed in a proxy statement pursuant to the rules of the Securities and Exchange Commission (including such candidate’s written consent), (b) as to any other proposal, a brief description of (i) the proposal, (ii) the reasons for raising the proposal at the meeting and (iii) any material interest the stockholder has in the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

March 23, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road Menlo Park, CA 94025

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 9, 2007 at the annual meeting of stockholders to be held on May 3, 2007 or any adjournment thereof.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors:

FOR the nominees listed below (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed below

2. Ratification of Appointment of Auditor.

FOR AGAINST ABSTAIN

3. Stockholder Proposal Regarding Sexual Orientation and Gender Identity.

FOR AGAINST ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

01 Andrew S. Berwick, Jr.

02 Frederick P. Furth

03 Edward W. Gibbons

04 Harold M. Messmer, Jr.

05 Thomas J. Ryan

06 J. Stephen Schaub

07 M. Keith Waddell

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write nominee’s name on the space provided below.)

Signature Signature Date 2007

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. if a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/rhi

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.